Exhibit 1.2

THE NEW YORK TIMES COMPANY
(the “Company”)

Debt Securities

TERMS AGREEMENT

March 14, 2005

To:  The Representative of the Underwriters identified herein.

Dear Sirs:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement attached hereto (“Underwriting Agreement”), the following securities (“Offered Debt Securities”) on the following terms:

Title:

$250,000,000 4.5% Notes due 2010 (the “2010 Notes”)
$250,000,000 5.0% Notes due 2015 (the “2015 Notes”)

Principal Amount:

2010 Notes:	$250,000,000
2015 Notes:	$250,000,000

Interest:

2010 Notes:

4.5% per annum, from March 17, 2005, or the most recent date on which interest has been paid or provided for, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2005 to the persons in whose names the notes of each series are registered at the close of business on March 1 or September 1 (whether or not a business day) preceding the respective interest payment date.

2015 Notes:

5.0% per annum, from March 17, 2005, or the most recent date on which interest has been paid or provided for, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15,

2005 to the persons in whose names the notes of each series are registered at the close of business on March 1 or September 1 (whether or not a business day) preceding the respective interest payment date.

Maturity:

2010 Notes:	March 15, 2010
2015 Notes:	March 15, 2015

Optional Redemption:

The 2010 Notes and the 2015 Notes are redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of notes.  The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 10 basis points with respect to the 2010 Notes and 15 basis points with respect to the 2015 Notes.

In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. and their respective successors and two other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by the Company.  If any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest).  On or before the redemption date, the Company will deposit with a paying agent (which may be the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.  If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

The repayment price of any note redeemed at maturity will equal the principal amount of the note.

Sinking Fund:

Not provided for any Offered Debt Securities.

Listing:

None.

Delayed Delivery Contracts:

None.

Purchase Price:

2010 Notes:  99.213% of principal amount, plus accrued interest, if any, from March 17, 2005.

2015 Notes:  99.146% of principal amount, plus accrued interest, if any, from March 17, 2005.

Expected Reoffering Price:

2010 Notes:  99.563% of principal amount, subject to change by the Representatives.

2015 Notes:  99.596% of principal amount, subject to change by the Representatives.

Closing:

10:00 A.M. on March 17, 2005, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, in immediately available funds.

Settlement and Trading:

The Offered Debt Securities will be in global form and are eligible to trade in the Same-Day Funds Settlement System of The Depository Trust Company.

Blackout:

Through and until the Closing Date.

Names and Addresses of the Representatives:

J.P. Morgan Securities Inc. 270 Park Avenue New York, NY 10172	Banc of America Securities LLC 9 West 57th Street NY1-301-29-01 New York, NY 10019	SunTrust Capital Markets, Inc. 303 Peachtree Street, 23rd Fl. Atlanta, GA 30308

The respective principal amounts of the Offered Debt Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference.

The Offered Debt Securities will be made available for checking and packaging at the office of JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York,

New York, 10004 (contact Rose Ciaccia, Trust Officer), at least 24 hours prior to the Closing Date.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

THE NEW YORK TIMES COMPANY

By:	/s/ R. Anthony Benten
	Name:	R. Anthony Benten
	Title:	Vice President and Treasurer

The foregoing Terms Agreement is hereby
confirmed and accepted as of the date first
above written.

J.P. MORGAN SECURITIES INC.

By:	/s/ Stephen L. Sheiner
	Name:	Stephen L. Sheiner
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter J. Carbone
	Name:	Peter J. Carbone
	Title:	Vice President

SUNTRUST CAPITAL MARKETS, INC.

By:	/s/ James J. Stathis
	Name:	James J. Stathis
	Title:	Managing Director

Acting on behalf of themselves and as the
Representatives of the several Underwriters.

SCHEDULE A

Underwriter	Principal Amount of 4.5% Notes due 2010	Principal Amount of 5.0% Notes due 2015
J.P. Morgan Securities Inc.	$50,000,000	$50,000,000
Banc of America Securities LLC	50,000,000	50,000,000
SunTrust Capital Markets, Inc.	50,000,000	50,000,000
BNY Capital Markets, Inc.	27,500,000	27,500,000
Barclays Capital Inc.	14,000,000	14,000,000
Greenwich Capital Markets, Inc.	14,000,000	14,000,000
Wachovia Capital Markets, LLC	14,000,000	14,000,000
HSBC Securities (USA) Inc.	14,000,000	14,000,000
Loop Capital Markets, LLC	5,500,000	5,500,000
Wells Fargo Securities, LLC	5,500,000	5,500,000
Mellon Financial Markets, LLC	5,500,000	5,500,000
Total	$250,000,000	$250,000,000

SCHEDULE B

The New York Times Building, LLC

NYT Broadcast Holdings, LLC

NYT Holdings, Inc.

NYT Management Services, Inc.

NYT Capital, Inc.

Worcester Telegram and Gazette Corporation

Globe Newspaper Company, Inc.